As filed with the Securities and Exchange Commission on August 13, 2015

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Air Industries Group
(Exact Name of Registrant as Specified in Its Charter)

Nevada		80-0948413
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

360 Motor Parkway, Suite 100, Hauppauge, New York 11788
(Address of Principal Executive Offices)

2015 Equity Incentive Plan (Full Title of the Plan)

Daniel R. Godin
President and Chief Executive Officer
Air Industries Group
360 Motor Parkway, Suite 100
Hauppauge, New York 11788
(631) 881-4920
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Vincent J. McGill, Esq. Eaton & Van Winkle LLP 3 Park Avenue, 16th floor New York, New York 10016 (212) 561-3604

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, par value $0.001	350,000	$ 8.90	$ 3,115,000	$ 361.96

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.001 (the “Shares”) of Air Industries Group (the “Company” or the “Registrant”) issuable pursuant to (i) the 2015 Equity Incentive Plan (the “Plan”) and (ii) any additional shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
The per share and aggregate offering prices are estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on  the closing price of a share of common stock on August 12, 2015, as reported by the NYSE MKT.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant, or Air Industries Group, Inc., a Nevada corporation, filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015;

(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015;

(c)
Current Reports on Form 8-K, filed with the Commission on March 31, 2015 (with respect to Items 2.02, 7.01 and 9.01), April 2, 2015 (with respect to Items 7.01 and 9.01); May 18, 2015 (Items 2.02 and 9.01), June 25, 2015 (Item 5.07); July 23, 2015 (Items 7.01 and 9.01); August 7, 2015 (Items 2.02 and 9.01); August 10, 2015 (Items 2.02 and 9.01) and August 12, 2015 (Items 7.01 and 9.01);

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(f)
The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on October 2, 2012, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Article 9 of our Articles of Incorporation (“Limitation on Liability”) provides as follows:

“Unless otherwise provided by law, a director or officer is not individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time. Neither any amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”

Section 78.7502 of the Nevada Revised Statutes (“NRS”) permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article 10 of our Articles of Incorporation (“Indemnification”) provides as follows:

“Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director or officer of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. The right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is serving at the request of the corporation as an officer, director or representative of any other entity or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Any repeal or modification of the above provisions of this Article, approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between the above indemnification provisions, and any other Article of the Articles, the terms and provisions of this Article shall control.”

The Company maintains a director and officer insurance policy on behalf of any person who is or was a director or officer of the Company. Under such insurance policy, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Eaton & Van Winkle LLP, counsel to the Registrant, as to the legality of the securities being registered.

10.1	2015 Equity Incentive Plan.

23.1	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm.

23.2	Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1).

Item 9.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York, on August 13, 2015

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and Chief Executive Officer (principal executive officer)

By:	/s/ James Sartori
James Sartori
Chief Accounting Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on August 13, 2015 in the capacities indicated.

Signature	Capacity

/s/ Daniel R. Godin
Daniel R. Godin	President and CEO (principal executive officer)

/s/ James Sartori
James Sartori	Vice President-Chief Accounting Officer (principal financial and accounting officer)

/s/ Michael N. Taglich
Michael N. Taglich	Chairman of the Board

/s/ Peter D. Rettaliata
Peter D. Rettaliata	Director

/s/ Seymour G. Siegel
Seymour G. Siegel	Director

/s/ Robert F. Taglich
Robert F. Taglich	Director

/s/ David J. Buonanno
David J. Buonanno	Director

/s/ Robert Schroeder
Robert Schroeder	Director

/s/ Michael Brand
Michael Brand	Director